Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800

                                                                 [Micrel Logo]

Press Release

             Micrel Announces $75 Million Share Repurchase Program

San Jose, CA March 11, 2005 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in high performance analog and high-speed mixed signal solutions reported today that its Board of Directors has approved a $75 million share repurchase program for calendar year 2005. The action supercedes the Company's previously approved authorization to repurchase Micrel common stock announced on August 30, 2004. Repurchased shares will be used to offset the dilution arising from the Company's obligations under its stock option plans, employee stock purchase plan and 401(k) plan.

   The Company stated that the repurchases may occur from time to time in the open market or in privately negotiated transactions through December 31, 2005. The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.

   Micrel had 88,962,610 shares of common stock outstanding as of February 28, 2005.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Reform Act of 1995. Those statements include statements about the following topics: our expectations regarding the future repurchase of Micrel common stock and the dilution arising from the Company's obligations under its stock option plans. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the relative performance of the economy and the U.S. stock markets as a whole, fluctuations in the market


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Micrel Announces $75 Million Share Repurchase Program
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price of Micrel's common stock and other market conditions, the difficulty of predicting our future cash needs, the nature of other investment opportunities available to the Company from time to time and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel Inc., is a leading global manufacturer of high performance analog and high-speed mixed signal solutions. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.

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